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                                                                  EXHIBIT T3A-12

                              AMENDED AND RESTATED


                          CERTIFICATE OF INCORPORATION

                                       OF

                             PIONEER LICENSING, INC.


            Pioneer Licensing, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         A. The name of the Corporation is Pioneer Licensing, Inc.

         B. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on the 15th day of September, 1997.

         C. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 303 of the Delaware General Corporation Law (the "DGCL").

         D. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

            FIRST: The name of the Corporation is Pioneer Licensing, Inc.

            SECOND: The address of its registered office in the State of Delaware is 900 Market Street, 2nd Floor, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is Delaware Trust Company.

            THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is: One Thousand (1,000) and the par value of such shares One Cent ($0.01) amounting in the aggregate to Ten Dollars ($10.00).

            FIFTH: Notwithstanding any other provisions contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

            SIXTH: The number of directors of the Corporation shall be as provided in the bylaws of the Corporation, as the same may be amended from time to time.

            SEVENTH: The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot.

            EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director


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expect for liability (i) for any breach of the director's duty of loyalty to the
Corporation or its stockholders, (ii) for acts of or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

            NINTH: The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL.

            IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by ___________, its Chairman of the Board, and ________, its Assistant Secretary, this _____ day of __________, 2001.



                                         BY:
                                            --------------------------------

                                            --------------------------------
                                            Chairman of the Board


ATTEST:
       -----------------------------


       -----------------------------
       Assistant Secretary


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